KBL LLP
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

April 27, 2010
Securities and Exchange Commission
100F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams

We have read Item 4 of OmniReliant Holdings, Inc. Form 8-K dated April 27, 2010, and have the following comments:

1. We agree with the statements made in the second sentence of the first paragraph and in the second, third and fourth paragraphs of Item 4.01(a). We have no basis on which to agree or disagree with the statement made in the first sentence of the first paragraph.

2. We have no basis on which to agree or disagree with the statements made in paragraphs five and six of Item 4.01(b).

KBL, LLP